Exhibit 99.1

Astea Reports Full Year 2015 and Fourth Quarter Results

11% Increase in Total Revenues and 49% Increase in Software License Revenues for 2015

HORSHAM, Pa., March 30, 2016 /PRNewswire/ -- Astea International Inc. (OTCQB: ATEA), a global provider of service management and mobile workforce solutions, today released its fourth quarter and year-end financial results for fiscal 2015.

"During 2015, we added some very significant customers from all of our operating regions. Our existing install base continued to expand their solution footprint, adding both additional users and modules. Additionally, we had significant deployments achieve go-live status, with many of them having subsequent phases and country roll-outs still to come. This has increased our professional services backlog for 2016 and we expect this trend to continue through the year. We remain focused on license growth initiatives for both hosted and on premise implementations, and as a result we increased our headcount in 2015 to accommodate this workload and future opportunities," stated Zack Bergreen, CEO of Astea International.

Mr. Bergreen added, "Our solid product portfolio, steady innovations, longevity in the service management space, and domain expertise are some of reasons that leading companies consistently turn to Astea as their partner of choice to optimize and transform their service organization. We remain committed to delivering advanced capabilities to empower organizations around the globe to achieve new levels of service excellence, growth and increased revenues."

For the quarter ended December 31, 2015, Astea reported revenues of $5.3 million compared to revenues of $5.5 million for the same period in 2014. Net loss to shareholders for the quarter was ($2.1 million) or ($0.59) per share, compared to net loss to shareholders of ($0.8 million) or ($0.21) per share for the same period in 2014. Included in the results for the quarter was a goodwill impairment charge of $1.5 million. This eliminates all of the goodwill that was generated when Astea purchased FieldCentrix in 2005. For the 2015 fiscal year, the Company reported revenues of $23.0 million compared to revenues of $20.7 million for 2014. The net loss available to shareholders was ($4.4 million) or ($1.32) per share in 2015, compared to a net loss to shareholders of ($3.8 million) or ($1.07) per share for the same period in 2014.

Rick Etskovitz, CFO of Astea International stated, "Total revenues increased 11% in 2015 compared to 2014. In addition, our deferred revenues related to our hosted business also increased by $2.6 million for 2015. As noted in the attached financial schedule, Adjusted EBITDA was breakeven for the fourth quarter of 2015 compared to $92,000 for the same quarter last year. For the year end December 31, 2015, Adjusted EBITDA was $1.1 million, an increase of almost $1.0 million over 2014. While we are pleased that 2015 operations improved over 2014, we expect continued improvement in 2016. As we expand our workforce throughout the company, we believe we will continue to generate increasing revenues in 2016."

Outlook
Mr. Bergreen concluded, "We are experiencing increased momentum in the growth of our pipeline, especially among large enterprise opportunities around the world and existing customers expanding their Astea Alliance usage worldwide. Now more than ever, organizations are looking for ways to leverage field technician service calls and other customer interactions, into more value-added experiences. The goal is to shift from the traditional break-fix/issue resolution engagements to improving customer relationships and expanding partnerships that create opportunities with increased revenue potential. As the provider of the most comprehensive service management solution on the market, Astea provides the unmatched, robust capabilities required by companies around the globe to transform their service operations and make that shift. With the significant traction we have already experienced to date with our service management and mobility solution suite, and our strategic initiatives with the cloud market, we are strongly positioned to capitalize on more opportunities than ever before."

Conference Call Information
Astea will host a conference call that will be broadcast live over the Internet on Wednesday, March 30, 2016 at 4:30pm ET to discuss the Company's fourth quarter and full year 2015 financial results. Investors may access the call from the Company's Web site at http://www.astea.com/en/about-us/investors/page.aspx. To listen to the live call via the telephone, please call 1-800-862-9098. For calls from outside North America, please dial 1-785-424-1051. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

About Astea International
Astea International is a global provider of software solutions that offer all the cornerstones of service lifecycle management, including customer management, service management, asset management, forward and reverse logistics management and mobile workforce management and optimization. Astea's solutions link processes, people, parts, and data to empower companies and provide the agility they need to achieve sustainable value in less time, and successfully compete in a global economy. Since 1979, Astea has been helping more than 600 companies drive even higher levels of customer satisfaction with faster response times and proactive communication, creating a seamless, consistent and highly personalized experience at every customer relationship touch point.

www.astea.com. Service Smart. Enterprise Proven.

© 2016 ASTEA INTERNATIONAL INC. ASTEA AND ASTEA ALLIANCE ARE TRADEMARKS OF ASTEA INTERNATIONAL INC. ALL OTHER COMPANY AND PRODUCT NAMES CONTAINED HEREIN ARE TRADEMARKS OF THE RESPECTIVE HOLDERS.

Forward-looking Statements
Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks which may cause the Company's actual results in future periods to differ materially from expected results. Those risks include, among others, risks associated with increased competition, customer decisions, the successful completion of continuing development of new products, the successful negotiations, execution and implementation of anticipated new software contracts, the successful addition of personnel in technical areas, our ability to complete development and sell and license our products at prices which result in sufficient revenues to realize profits and other business factors beyond the Company's control. These and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC), including but not limited to the Company's Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q.

Use of Non-GAAP Financial Results
In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (GAAP), the Company's earnings release contains Non-GAAP financial measures. The Company's management believes the Non-GAAP financial information provided in this release is useful to investors' understanding and assessment of the Company's on-going core operations and prospects for the future. Management also uses both GAAP and Non-GAAP information in evaluating and operating business internally and as such deemed it important to provide all this information to investors. The Non-GAAP financial measures disclosed by the Company should not be considered in isolation or as a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. Reconciliations between GAAP measures and Non-GAAP measures are provided later in this press release.

Financial Tables Follow

Astea International Inc.
Adjusted EBITDA
($ in '000's)

	Quarter Ended		Year Ended

	12/31/2015 (Unaudited)	12/31/2014 (Unaudited)	12/31/2015 (Unaudited)	12/31/2014 (Unaudited)
Net loss, as reported	(1,985)	(639)	(4,366)	(3,447)

Add back:
Interest expense	42	25	159	124
Income taxes	(358)	3	(311)	61
Depreciation and amortization	531	1,019	3,924	3,836

Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA)	(1,770)	408	(594)	574

Increase (decrease) in deferred hosting	529	211	1,556	722
Increase (decrease) in deferred professional services - hosting	387	110	1,048	1,386
Capitalized software development costs	(684)	(637)	(2,407)	(2,532)
Impairment of goodwill	1,538	-	1,538	-

Adjusted EBITDA	-	92	1,141	150

CONTACT: Investor Relations Contact - Rick Etskovitz, Chief Financial Officer, Astea International Inc., 215-682-2500, retskovitz@astea.com